Exhibit (a)(15)

AMENDMENT NO. 14

TO THE DECLARATION OF TRUST OF

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 14 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective July 31, 2010, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, on May 7, 2010, the Trustees unanimously voted to approve changes to the name and designation of the Diversified Growth Portfolio to the “Large Cap Equity Portfolio” and the Focused Growth Portfolio to the “Large Cap Growth Portfolio”;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The name and designation of the Diversified Growth Portfolio shall be changed to the “Large Cap Equity Portfolio.”

2. The name and designation of the Focused Growth Portfolio shall be changed to the “Large Cap Growth Portfolio.”

3. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

4. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.